Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2005, accompanying the financial statements of Spectrum Organic Products, Inc. contained in this Proxy/Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Proxy/Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Francisco, CA

September 19, 2005